EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	February 9, 2009
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports
Full Year and Fourth Quarter 2008 Earnings
PLANO, Texas, February 9, 2009 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and twelve month periods ended December 31, 2008. Detailed results of the year will be available in the Company’s Annual Report on Form 10-K, which will be filed in March and posted on our website, http://viewpointbank.com. Highlights for this year include:
•	$0.25 basic and diluted earnings per share for the year ended December 31, 2008, compared to $0.20 basic and diluted earnings per share for the year ended December 31, 2007
•	Total assets of $2.21 billion, an increase of $555.2 million, or 33.5%, from December 31, 2007
•	Net loans (including loans held for sale) of $1.40 billion, an increase of $477.8 million, or 51.8%, from December 31, 2007
•	Total deposits of $1.55 billion, an increase of $250.5 million, or 19.3%, from December 31, 2007
•	Declared dividends of $0.29 cents per share in 2008 and announced quarterly dividend of $0.08 cents per share to shareholders of record on February 3, 2009
•	Initiated warehouse lending program in 2008, with outstanding financings totaling $190.8 million on December 31, 2008
•	Net income of $5.9 million for the year ended December 31, 2008, an increase of 15.8% from the year ended December 31, 2007
•	Asset quality remains strong with lower net charge-offs compared to 2007
“We’re pleased to report that despite the turbulent economy, we are experiencing strong growth,” said Gary Base, President and Chief Executive Officer. “Not only did we increase our earnings per share over 2007, but we also increased our deposits, our assets, our loan portfolio and the dividends we paid to our investors. In addition, our asset quality and capital levels remained strong, positioning us well for the future.”
“We’re also excited about the expansion of our full-service community banking network,” Base continued. “We added stand-alone bank locations in Northeast Tarrant County and Oak Cliff in 2008, and look forward to the 2009 opening of three more full-service community banks to serve customers in Grapevine, West Frisco and Wylie.”

Results of Operations for the Year Ended December 31, 2008
Net income for the year ended December 31, 2008, was $5.9 million, an increase of $799,000, or 15.8%, from $5.1 million for the year ended December 31, 2007. Earnings for 2008 included a $1.2 million benefit related to the Visa, Inc. (“Visa”) initial public offering and share-based compensation expense of $1.7 million from the Equity Incentive Plan adopted in May 2007. Comparatively, during the year ended December 31, 2007, the Company recognized a litigation liability of $446,000 recorded in connection with separate settlements between Visa and American Express, Discover, and other interchange litigants and share-based compensation expense of $1.1 million for approximately seven months under the Equity Incentive Plan. Excluding these items, non-GAAP net income for the year ended December 31, 2008, was $6.2 million, a $122,000 increase from the same period last year. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release.
Interest income increased by $13.3 million, or 15.9%, to $97.4 million for the year ended December 31, 2008, from $84.1 million for the year ended December 31, 2007. The average balance in our loan portfolio increased from $921.4 million for the year ended December 31, 2007, to $1.10 billion for the year ended December 31, 2008. This, coupled with a nine basis point higher average yield earned on loans, contributed to the $11.7 million, or 21.4%, increase in loan interest income. Also, higher balances in mortgage-backed and other investment securities and a 106 basis point higher average yield earned on other investment securities led to a $4.2 million increase in interest income earned on securities. These increases were partially offset by a $2.7 million decline in interest earned on overnight interest-bearing deposits in other financial institutions, as the average balance of these assets decreased by $23.9 million from 2007 to 2008, and the average yield decreased by 263 basis points for the same time frame.
Interest expense increased by $5.1 million, or 12.3%, from $41.1 million for the year ended December 31, 2007, to $46.2 million for the year ended December 31, 2008. The increased interest expense was primarily caused by an increase of $193.9 million, or 232.2%, in the average balances of Federal Home Loan Bank advances and other borrowings, including a repurchase agreement for $25.0 million entered into in April 2008. These borrowings assist in leveraging our balance sheet and extending the duration of our liabilities to more closely match our assets. Lower average rates paid on our savings, money market and time accounts, and on our borrowings, helped to partially offset the increased interest expense associated with the increase in the volume of our borrowings.
Noninterest income increased by $6.4 million, or 24.5%, from $26.1 million for the year ended December 31, 2007, to $32.5 million for the year ended December 31, 2008. The increase was caused by an $8.1 million, or 623.4%, increase in our net gain on sales of loans, as we sold $285.4 million in mortgage loans to outside investors during the year ended December 31, 2008.

The Company completed its acquisition of the assets of Bankers Financial Mortgage Group, Ltd. (“BFMG”) (now known as ViewPoint Bankers Mortgage, Inc., or “VPBM”) on September 1, 2007; therefore, the Company did not recognize similar gains on loan sales for the year ended December 31, 2007. Also, in March 2008 we recognized a gain of $771,000 resulting from the redemption of 18,029 shares of Visa Class B stock in association with Visa’s initial public offering. A $2.6 million decrease in service charges and fees partially offset the increased noninterest income.
Noninterest expense increased by $11.1 million, or 19.3%, from $58.0 million for the year ended December 31, 2007, to $69.1 million for the year ended December 31, 2008. The increase was primarily caused by higher salaries and employee benefits expense of $11.8 million, as we have added staff over the past year due to our September 2007 acquisition of VPBM, our new warehouse lending division and the opening of two new community bank offices. Also, the Company recognized higher share-based compensation expense of $629,000 from the Equity Incentive Plan approved in May 2007, which contributed approximately seven months of expense in 2007 compared to a full year of expense in 2008. The increased noninterest expense was partially offset by a $930,000 decrease in outside professional services expense, which was due to the reversal of the $446,000 Visa litigation liability.
Based on management’s evaluation, provisions for loan losses of $6.2 million and $3.3 million were made during the years ended December 31, 2008 and 2007, respectively. The $2.9 million, or 88.8%, increase in the provision for loan losses was primarily driven by the growth in our loan portfolio, as the average outstanding balance of loans increased by $181.5 million, or 19.7%, from 2007 to 2008. While the provision expense has increased, net charge-offs have decreased by $342,000, or 9.5%, from 2007 to 2008. At December 31, 2008, the allowance for loan losses to total loans was 0.73%, compared to 0.67% at December 31, 2007.
Results of Operations for the Quarter Ended December 31, 2008
Net income for the quarter ended December 31, 2008, was $1.7 million, an increase of $609,000, or 57.9%, from $1.1 million for the quarter ended December 31, 2007. Earnings for the quarter ended December 31, 2008, included the reversal of a $127,000 litigation liability that was recorded during the third quarter of 2008 in connection with a settlement between Visa and Discover. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release.
Interest income increased by $4.9 million, or 23.0%, to $26.6 million for the fourth quarter of 2008 compared to $21.7 million for the same period in 2007. The increase in interest income was primarily related to the increase in our loan portfolio, which led to a $5.5 million, or 40.1%, increase in interest income earned on loans. This increase in interest income was partially offset by higher interest expense, which was $13.0 million for the quarter, an increase of $2.0 million, or 18.5%, from the same period in 2007.
The rise in interest expense was attributable to increased balances of Federal Home Loan Bank advances and other borrowings, the average balance of which increased by $286.8 million, or 239.6%, from the quarter ended December 31, 2007, to the quarter ended December 31, 2008.

Noninterest income was $8.3 million for the quarter, an increase of $725,000, or 9.6%, from the prior period. This increase was due to higher gains on the sale of mortgage loans and was partially offset by lower service charges and fees. Noninterest expense was $18.3 million for the quarter, an increase of $2.5 million, or 15.8%, from the same period in 2007. The increase in noninterest expense was due to higher salaries and benefits expense as we have added experienced employees to our mortgage, warehouse lending and retail banking divisions to help us fully serve our customers by providing a wide range of services.
Financial Condition as of December 31, 2008
Total assets increased by $555.2 million, or 33.5%, to $2.21 billion at December 31, 2008, from $1.66 billion at December 31, 2007. The growth in total assets was primarily caused by a $477.8 million, or 51.8%, increase in net loans (including loans held for sale) and a $92.3 million, or 16.4%, increase in securities. These increases were partially offset by a decrease in cash and cash equivalents of $41.0 million, or 55.8%, which was utilized to increase lending.
Our net loan portfolio, including loans held for sale, has increased from $921.8 million at December 31, 2007, to $1.40 billion at December 31, 2008. The table below shows our mix of loans at December 31, 2008, and 2007:

	December 31,		December 31,
	2008		2007
Mortgage loans:
One-to four-family	$498,961	35.39%	$332,780	35.88%
Commercial	436,483	30.96	251,915	27.16
One-to four-family construction	503	0.03	—	0.00
Commercial construction	—	0.00	225	0.03
Mortgage loans held for sale	159,884	11.34	13,172	1.42
Home Equity	101,021	7.17	85,064	9.17

Total mortgage loans	1,196,852	84.89	683,156	73.66

Automobile loans	111,870	7.93	202,973	21.89
Other consumer loans	29,299	2.08	28,977	3.13
Business non-mortgage loans	18,574	1.32	12,278	1.32
Warehouse lines of credit	53,271	3.78	—	—

Total non-mortgage loans	213,014	15.11	244,228	26.34

Gross loans	$1,409,866	100.00%	$927,384	100.00%

Our loan growth has been driven by increases in our one- to four-family and commercial real estate portfolios and our new warehouse lending program, which was initiated in July 2008. From December 31, 2007, to December 31, 2008, one-to four-family mortgage loans increased by $166.7 million, or 50.1%, from $332.8 million at December 31, 2007, to $499.5 million at December 31, 2008, while commercial real estate loans increased by $184.4 million, or 73.1%, for the same time period. Warehouse lending accounted for $190.8 million, or 13.5% of our gross loan portfolio, at December 31, 2008. $137.5 million of this portfolio is reflected as mortgage loans held for sale and the remaining $53.3 million is classified as unsecured commercial lines of credit.

The growth in our total loan portfolio has been partially offset by a $91.1 million decline in automobile loans, due primarily to the discontinuation of our indirect automobile lending program in 2007 and the ongoing paydown of the remainder of that portfolio.
Securities that have been designated as held to maturity increased by $152.2 million, from $20.1 million at December 31, 2007, to $172.3 million at December 31, 2008, while securities designated as available for sale decreased by $59.9 million, from $542.9 million at December 31, 2007, to $483.0 million at December 31, 2008. During 2008, we purchased $242.7 million in securities, $176.6 million of which were marked as held to maturity. We have not sold any securities, and the decrease in securities available for sale is due to maturities and principal paydowns. Additionally, we have not recognized any impairment charges related to our securities portfolio.
Total deposits increased by $250.5 million, or 19.3%, from $1.30 billion at December 31, 2007, to $1.55 billion at December 31, 2008. This increase resulted from growth in our time, money market and interest-bearing demand accounts. From December 31, 2007, to December 31, 2008, time deposits have increased by $184.8 million, or 40.5%, from $456.8 million at December 31, 2007, to $641.6 million at December 31, 2008. Savings and money market accounts have increased by $56.5 million, or 9.8%, from $578.7 million at December 31, 2007, to $635.2 million at December 31, 2008. Interest-bearing demand deposits have increased by $27.0 million due to the introduction of our Absolute Checking product in May 2008. These deposit increases were partially offset by a $17.8 million, or 9.3%, decrease in noninterest-bearing demand deposits.
Federal Home Loan Bank advances increased by $282.3 million, or 219.8%, from $128.5 million at December 31, 2007, to $410.8 million at December 31, 2008. Also, in April 2008 the Bank entered into a $25.0 million repurchase agreement with Credit Suisse Securities (U.S.A.) LLC. As our loan portfolio increases, we utilize Federal Home Loan Bank advances and other borrowings as a liquidity tool, to leverage our balance sheet and to extend the duration of our liabilities to more closely match our assets.
Total shareholders’ equity decreased by $9.7 million, or 4.8%, from $203.8 million at December 31, 2007, to $194.1 million at December 31, 2008. The decrease in shareholders’ equity was primarily due to a decrease in accumulated other comprehensive income of $11.5 million, which was partially offset by net income of $5.9 million. The decrease in accumulated other comprehensive income was primarily caused by an unrealized market value loss in collateralized debt obligations held in our securities portfolio. The unrealized losses in these collateralized debt obligations are more related to recent events in the mortgage market than to current levels of interest rates. In 2008, we repurchased 289,346 shares of our common stock, resulting in a $4.3 million increase in treasury stock. Also, in 2008, we paid dividends to minority shareholders totaling $0.29 per share, resulting in a $3.2 million decrease to shareholders’ equity.

About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 30 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake – and specifically declines any obligation – to publically release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS

Cash and cash equivalents	$32,513	$73,478
Securities available for sale, at fair value	483,016	542,875
Securities held to maturity	172,343	20,091
Mortgage loans held for sale	159,884	13,172
Loans, net of allowance of $9,068 – December 31, 2008, $6,165 – December 31, 2007	1,239,708	908,650
Federal Home Loan Bank stock	18,069	6,241
Bank-owned life insurance	27,578	26,497
Premises and equipment, net	45,937	40,862
Accrued interest receivable and other assets	34,399	26,338

Total Assets	$2,213,447	$1,658,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$172,395	$190,163
Interest-bearing demand	98,884	71,934
Savings and money market	635,243	578,728
Time	641,568	456,768

Total deposits	1,548,090	1,297,593
Federal Home Loan Bank advances	410,841	128,451
Repurchase agreement	25,000	—
Accrued interest payable and other liabilities	35,427	28,366

Total liabilities	2,019,358	1,454,410

Total shareholders’ equity	194,089	203,794

Total Liabilities and Shareholders’ Equity	$2,213,447	$1,658,204

The following table presents market price information and cash dividends paid per share for our common stock since it began trading on the NASDAQ Global Select Market on October 3, 2006:

	Market Price
	High	Low	Dividends Paid
Year ended December 31, 2008	$17.81	$14.48	$0.29
Year ended December 31, 2007	18.91	14.80	0.20
Year ended December 31, 2006	17.45	14.90	—

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Interest and dividend income
Loans, including fees	$19,178	$13,691	$66,386	$54,674
Securities	7,196	7,156	29,556	25,307
Interest-bearing deposits in other financial institutions	228	761	1,195	3,865
Federal Home Loan Bank stock	46	56	271	208

	26,648	21,664	97,408	84,054

Interest expense
Deposits	8,893	9,485	35,529	37,073
Federal Home Loan Bank advances and other borrowings	4,102	1,477	10,640	4,048

	12,995	10,962	46,169	41,121

Net interest income	13,653	10,702	51,239	42,933
Provision for loan losses	1,667	1,085	6,171	3,268

Net interest income after provision for loan losses	11,986	9,617	45,068	39,665

Noninterest income	8,290	7,565	32,508	26,103
Noninterest expense	18,254	15,764	69,118	57,957

Income before income tax expense	2,022	1,418	8,458	7,811
Income tax expense	362	366	2,592	2,744

Net income	$1,660	$1,052	$5,866	$5,067

Basic and diluted earnings per share	$0.07	$0.04	$0.25	$0.20

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)

GAAP net income	$1,660	$1,052	$5,866	$5,067

Share-based compensation expense, net of tax	282	292	1,134	719
Visa litigation liability, net of tax	—	294	84	294
Reversal of Visa litigation liability, net of tax	(84)	—	(378)	—
Gain on redemption of Class B Visa, Inc. shares, net of tax	—	—	(504)	—

Non-GAAP net income	$1,858	$1,638	$6,202	$6,080

Basic and diluted non-GAAP earnings per share	$0.08	$0.07	$0.26	$0.25

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data (unaudited)
(Dollar amounts in thousands except share data)

	Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2008	2008	2008	2008	2007	2008	2007
		Unaudited				Unaudited

Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,958,368	25,211,327	25,218,503	25,431,579	25,078,598	25,746,038
Less: average unallocated ESOP shares	(734,727)	(758,021)	(781,144)	(804,354)	(827,567)	(769,435)	(862,296)
Less: average unvested restricted shares	(346,161)	(346,161)	(393,264)	(430,208)	(420,208)	(378,769)	(257,176)

Average shares	23,848,269	23,854,186	24,036,919	23,983,941	24,183,804	23,930,394	24,626,566
Diluted average shares	23,848,269	23,854,186	24,036,919	23,983,941	24,183,804	23,930,394	24,626,566

Net income	$1,660	$1,229	$1,439	$1,538	$1,052	$5,866	$5,067
EPS	$0.07	$0.06	$0.06	$0.06	$0.04	$0.25	$0.20
Non-GAAP EPS	$0.08	$0.07	$0.07	$0.04	$0.07	$0.26	$0.25

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,080,257)	(990,455)	(1,000,455)	(1,279,801)	(1,000,455)

Total shares outstanding	24,929,157	24,929,157	25,128,701	25,218,503	25,208,503	24,929,157	25,208,503

Location Data:
Number of community bank offices	30	29	28	28	28	30	28
Number of loan production offices	15	20	11	9	9	15	9

Performance Ratios[1]:
Return on assets	0.32%	0.25%	0.31%	0.36%	0.26%	0.31%	0.32%
Return on equity	3.44%	2.49%	2.82%	2.99%	2.04%	2.94%	2.39%
Noninterest income to operating revenues	23.73%	23.89%	26.11%	27.46%	25.88%	25.02%	23.70%
Operating expenses to average total assets	3.48%	3.72%	3.64%	3.78%	3.85%	3.62%	3.62%
Efficiency ratio	83.19%	83.41%	81.68%	82.01%	86.30%	82.53%	83.95%

Capital Ratios:
Equity to total assets	8.77%	10.03%	10.82%	11.56%	12.29%	8.77%	12.29%
Risk-based capital to risk-weighted assets[2]	12.08%	13.68%	15.16%	15.98%	16.36%	12.08%	16.36%
Tier 1 capital to risk-weighted assets[2]	11.48%	13.05%	14.55%	15.40%	15.79%	11.48%	15.79%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision

	Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2008	2008	2008	2008	2007	2008	2007
		Unaudited				Unaudited

Asset Quality Data and Ratios:[1]
Non-performing loans	$4,745	$4,706	$3,457	$3,827	$3,513	$4,745	$3,513
Non-performing assets to total assets	0.29%	0.27%	0.25%	0.28%	0.26%	0.29%	0.26%
Non-performing loans to total loans	0.38%	0.39%	0.33%	0.40%	0.38%	0.38%	0.38%
Allowance for loan losses to non-performing loans	191.11%	180.92%	210.53%	171.13%	175.49%	191.11%	175.49%
Allowance for loan losses to total loans	0.73%	0.70%	0.70%	0.69%	0.67%	0.73%	0.67%

Yields:
Loans	5.93%	5.98%	5.92%	6.00%	6.08%	6.02%	5.93%
Securities	4.59%	4.74%	4.70%	5.03%	5.17%	4.73%	3.94%
Overnight deposits	1.67%	2.00%	2.24%	3.25%	4.71%	2.02%	4.65%
Total interest-earning assets	5.39%	5.47%	5.32%	5.56%	5.69%	5.43%	5.61%

Deposits:
Interest-bearing demand	1.37%	1.23%	0.69%	0.57%	0.84%	1.06%	0.63%
Savings and money market	2.43%	2.44%	2.31%	2.43%	2.79%	2.39%	2.86%
Time	3.38%	3.68%	3.95%	4.49%	4.81%	3.84%	4.80%
FHLB advances and other borrowings	4.04%	3.79%	3.90%	4.72%	4.94%	3.84%	4.85%
Total interest-bearing liabilities	3.08%	3.06%	3.04%	3.33%	3.61%	3.10%	3.53%

Net interest spread	2.31%	2.41%	2.28%	2.23%	2.08%	2.33%	2.08%
Net interest margin	2.76%	2.97%	2.85%	2.86%	2.81%	2.86%	2.86%

[1]	Total loans does not include loans held for sale.